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                        PROMISSORY NOTE

U.S. $2,500,000.00                       New York, New York
                                         May 28, 1996

NOTICE   TO   HOLDER/ASSIGNS:   PLEASE  TAKE  NOTICE  THAT   THIS
PROMISSORY  NOTE IS SUBJECT TO CERTAIN CONDITIONS INCLUDING  SET-
OFF RIGHTS OUTLINED IN SECTION 12 OF THIS PROMISSORY NOTE.

           FOR VALUE RECEIVED, ATC INSYS TECHNOLOGY INC., a Delaware corporation with a principal place of business at 104 East 25th Street, New York, New York 10010 (the "Borrower") and ATC ENVIRONMENTAL INC., a Delaware corporation with a principal place of business at 104 East 25th Street, New York, New York 10010 (the "Guarantor") (collectively, the "Makers"), promise to pay in lawful monies of the United States of America to the order of 3D INFORMATION SERVICES INC., a New Jersey corporation with its principal place of business at Vantage Court, 200 Cottontail Lane, Somerset, New Jersey 08873 or its assigns (the "Holder") or at such place as the Holder from time to time may designate in writing, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) or such principal amount then outstanding, together with interest thereon, as hereinafter provided, computed from the date hereof, during the three year period from the date hereof in the following manner and upon the following terms and conditions:

           1. Interest Rate. The unpaid principal amount from time to time outstanding shall bear interest at the rate of interest per annum equal to eight and one-quarter percent (8 1/4%).

           2. Payments. Principal and interest thereon shall be paid in twelve (12) equal, consecutive quarterly payments of principal and interest combined in an amount of Two Hundred Thirty-Seven Thousand Three Hundred and Seven Dollars and Thirty-Two Cents ($237,307.32) each, commencing on August 28, 1996 and quarterly installments thereafter shall be due on the like day of November, February, May and August thereafter through final payment on May 28, 1999, which shall include all remaining unpaid principal, accrued interest, late charges, penalties, and costs of collection, if any. An amortization schedule describing the principal and interest payments is attached hereto as Schedule A.

           3. Late Charge. Any payment not made within ten (10) days after the payment due date, shall be accompanied by a late charge of five percent (5%) of the amount of such payment to repay the Holder's additional expenses in handling delinquent payments.

           4. Application of Payments. Any failure or delay by the Makers in making principal and interest payments hereunder shall not discharge or relieve the Makers of the obligation to make such payment nor shall it act as a waiver of the Holder's rights hereunder. All payments, howsoever designated by the

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Makers,  are  to  be applied first on account of penalties,  late fees and costs of collection, if any, then on account of interest on the unpaid principal balance of this Promissory Note, and the remainder of such payments, if any, on account of the unpaid principal balance.

           5. Renewal Notes. This Promissory Note includes any renewals, extensions, modifications, replacements or restatements thereof.

          6.  Waivers.  The Makers:

               (i) waive presentment, demand, notice of demand, protest and notice of protest in connection with the delivery,
acceptance,   performance,  default  or   enforcement   of   this
Promissory Note, of any endorsement or guaranty of this Promissory Note or of any document or instrument evidencing any security for payment of this Promissory Note;

               (ii) consent to any and all delays, extensions, renewals or other modifications of this Promissory Note or waivers of any term hereof or release or discharge by the Holder of the Makers or release, substitution or exchange of any security for the payment hereof or the failure to act on the part of the Holder or any indulgence shown by the Holder, from time to time and in one or more instances, (without notice to or further assent from the Makers) and agree that no such action, failure to act or failure to exercise any right or remedy, on the part of the  Holder shall in any way affect or impair the obligations  of the Makers or be construed as a waiver by the Holder of, or otherwise affect, any of the Holder's rights under this
Promissory Note, under any endorsement or guaranty of this Promissory Note or under any document or instrument evidencing any security for payment of this Promissory Note; and

               (iii)   agree  to pay, on demand,  all  costs  and
expenses  of  collection  of  this  Promissory  Note  or  of  any
endorsement   or  any  guaranty  hereof,  if  any,   and/or   the
enforcement of the Holder's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including reasonable attorneys' fees.

           7. Defaults. Any one or more of the following events which remains uncured after receipt of written notice thereof in accordance with the terms of this Paragraph 7 shall constitute a default under this Promissory Note:

               (i) the failure of Makers to pay or perform any of their obligations, liabilities or indebtedness to the Holder, whether under this Promissory Note or any other agreement, note or instrument now or hereafter existing, including without limitation the Agreement for Sale and Purchase of Business Assets dated May 28, 1996 among Makers, Holder and Ciro DeSaro ("Mr. DeSaro") (the "Purchase Agreement"), within thirty (30) days of its due date, whether at maturity or by acceleration, or the date by which it should have been performed;

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                (ii)    a  proceeding  being filed  or  commenced
against any of the Makers for dissolution or liquidation of any of the Makers, or the voluntarily or involuntary termination or dissolution of any of the Makers;

                (iii) insolvency of, business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, or an assignment for the benefit of creditors by or the filing of a petition under bankruptcy, insolvency or debtor's relief law, or for any readjustment of indebtedness, composition or extension by or against either of the Makers; or

                (iv) sale of substantially all the assets of Borrower and/or transfer of controlling interest of either
Borrower or Guarantor. This shall not be deemed to apply to any public offering of shares of either of the Makers.

                Upon the occurrence of any one or more of the foregoing events, the Holder shall provide written notice (the "Notice") to the Makers setting forth with specificity the exact nature of the purported default whereupon the Makers shall have the right to cure the default as follows: (x) in the event of a default in a payment obligation, within ten (10) days of receipt of the Notice, or (y) in the event of any other curable default, within thirty (30) days of receipt of the Notice.

           8. Remedies. Upon occurrence of a default under this Promissory Note, the Holder may, at its option, exercise any one or more of the following remedies, all of which shall be cumulative and not alternative:

                a. Acceleration. The Holder may declare the total unpaid principal balance under this Promissory Note or under any other obligations or indebtedness to the Holder of the Makers, and any endorser, surety or guarantor to be immediately due and payable.

                b. Default Rate. The Holder may declare the interest rate on this Promissory Note to be increased to the lesser of (i) five percent (5%) per annum in excess of the interest rate provided above, or (ii) the maximum rate allowable under law (the "Default Rate"), and may impose the Default Rate of interest on the obligations remaining outstanding.

                c. In the event of an uncured default under the terms of this Promissory Note, the restrictions of Mr. DeSaro as set forth in Section 4.04 of the Purchase Agreement and the non-solicitation and non-competition provisions of Mr. DeSaro's Employment Agreement shall automatically terminate and be of no further force and effect, provided that Mr. DeSaro is no longer employed by Borrower or its successors.

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                d.   Other Remedies.  The Holder may exercise any
other  right  or  remedy  provided for  in  any  other  document,
instrument   or  agreement  evidencing,  securing  or   otherwise
relating to the indebtedness evidenced hereby in accordance with the terms thereof or under the Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative and not alternative.

               e. Costs of Collection. The Makers shall pay all reasonable costs of collection of any and all sums not paid as agreed under the terms of this Promissory Note, including but not limited to all reasonable costs, charges, counsel fees, paralegal and legal assistant fees, disbursements and court costs incurred by the Holder, whether or not suit has been commenced, and the same shall be added to the principal sum due hereunder and shall bear interest at the Default Rate.

           9. Representation. The Borrower and Guarantor agree that as long as any portion of this Promissory Note remains unpaid, the Guarantor agrees to maintain sufficient reserves to service the Note by either maintaining cash, cash equivalents or available unused bank line of credit equal to the balance of the current portion of this Promissory Note. Notwithstanding these reserves, the Makers shall maintain a net stockholder equity equal to at least two times the outstanding value of this Promissory Note. A breach of this representation shall be deemed to be a default of this Promissory Note in accordance with
Section 7 above. With each payment under the terms of this Promissory Note, Makers shall provider a letter certifying that, as of the prior quarter, Makers were in compliance with this paragraph and they have no reason to believe that they are not in compliance with this paragraph at the time of payment.

           10. Partial Invalidity. In the event any one or more of the provisions of this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Promissory Note operate or would prospectively operate to invalidate this Promissory Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Promissory Note and the remaining provisions of this Promissory Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

           11. Prepayment. This Promissory Note may be prepaid in whole or in part at any time without penalty. Any partial prepayments shall be credited in the inverse order of their due date, subject to the above provisions governing application of payments. The making of partial prepayments shall not diminish, postpone or delay in any way the responsibility of the Makers to make all other payments when due hereunder.

           12. Set-Off. The Makers' obligation to make payment hereunder is subject to set-off pursuant to and in accordance

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with the terms of the Purchase Agreement.  Holder agrees that set-
off of funds due and payment of such funds into escrow in accordance with the procedures set forth in Section 1.04 of the Purchase Agreement shall not be deemed to be a default under this Promissory Note.

          13.  Joint and Several Liability.  The liability of the
Makers hereunder shall be joint and several.

           14.   Amendment.   This Promissory  Note  may  not  be
changed orally, but only by an agreement in writing signed by the parties.

           15. Governing Law and Consent to Jurisdiction. This Promissory Note is delivered in and shall be construed under the laws of the State of New Jersey in any litigation in connection with, or enforcement of, this Promissory Note. The Makers consent to and confer personal jurisdiction on the courts of the State of New Jersey or of the Federal Government, and expressly waive any objections as to venue in any of such courts, and agree that service of process may be made on the Makers by mailing a copy of the summons to their respective addresses.

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           16.   Successors  and Assigns.  The provisions  herein
contained shall bind the Makers and their successors and inure to
the  benefit of the Holder and its successors and assigns.   This
Promissory Note may not be assigned nor negotiated by the Makers or either of them.

           IN WITNESS WHEREOF, the Makers have caused this Promissory Note to be executed on the day and year first above written.

WITNESS:                        ATC INSYS TECHNOLOGY INC.

                                By:    /s/ John J. Goodwin
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                                     John J. Goodwin, President


WITNESS:                        ATC ENVIRONMENTAL INC.

                                By:   /s/ Ellen B. Miller
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                                      Ellen B. Miller, Counsel

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